Exhibit 99.1

                       PRO FORMA FINANCIAL INFORMATION OF
                          PATINA OIL & GAS CORPORATION


      On May 2, 1996, the Company was merged (the "Merger") with Gerrity Oil & Gas Corporation ("GOG"). Related to the Merger, the Company commenced an Exchange Offer to exchange the Company's preferred stock for GOG's preferred stock. The following tables summarize the unaudited pro forma effects on the Company's financial statements assuming that the Merger and the Exchange Offer had been consummated on March 31, 1996 (for balance sheet data) and January 1, 1995 and 1996 (for statement of operations data). These transactions will be accounted for as a purchase of GOG. The pro forma effects of the Merger and the Exchange Offer are based on assumptions set at the time of the filing of the Company's registration statement declared effective by the Securities and Exchange Commission. These assumptions have not been updated to reflect certain aspects of the transactions which were not known until or subsequent to the occurrence of the transactions. The pro forma condensed consolidated financial statements should be read in conjunction with the related historical financial statements included in the Company's registration statement and in the Company's Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1996. Future results may differ substantially from pro forma results due to changes in these assumptions, changes in oil and gas prices, production declines and other factors. Therefore, pro forma statements cannot be considered indicative of future operations.




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



                             UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                                                  March 31, 1996
                                                  (In thousands)

                                                                       GOG            Pro Forma         Unaudited
                                                      Historical    Historical       Adjustments        Pro Forma
                                                      ----------    ----------      ------------        ---------
                                                      ASSETS

   Current assets                                      $   9,498     $  15,308       $                  $  24,806
   Oil and gas properties and equipment, net             208,157       293,630         (83,754) (a)       418,033
   Other noncurrent assets                                   728         6,480          (1,458) (a)         5,750
                                                       ---------     ---------                          ---------
                                                       $ 218,383     $ 315,418                          $ 448,589
                                                       =========     =========                          =========

                                       LIABILITIES AND STOCKHOLDERS' EQUITY

   Current liabilities                                 $   9,498     $  18,689       $  (5,104) (b)     $  20,583
                                                                                        (2,500) (c)
   Deferred taxes and other                               25,168        19,058         (34,225) (a)        10,001
   Debt to parent                                         75,000          -            (75,000) (b)          -
   Long-term debt                                           -          117,500          15,884  (a)       215,988
                                                                                        80,104  (b)
                                                                                         2,500  (c)
   Preferred stock of subsidiary                            -             -             13,333  (a)        13,333
   Stockholders' equity
      Preferred stock, $.01 par                             -                4               7  (a)            11
      Common stock, $.01 par                                 140           138             (78) (a)           200
      Capital in excess of par value                        -          160,524         (80,628) (a)       188,473
                                                                                       108,577  (d)
      Investment by parent                               108,577          -           (108,577) (d)          -
      Retained earnings (deficit)                           -             (495)            495  (a)          -
                                                       ---------     ---------                          ---------
                                                         108,717       160,171                            188,684
                                                       ---------     ---------                          ---------
                                                       $ 218,383     $ 315,418                          $ 448,589
                                                       =========     =========                          =========




                        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                      For the Year Ended  December  31, 1995
                                      (In  thousands, except per share data)

                                                                       GOG           Pro Forma          Unaudited
                                                      Historical    Historical      Adjustments         Pro Forma
                                                      ----------    ----------      -----------         ---------
Revenues
   Oil and gas sales                                   $  50,073     $  51,513      $                   $ 101,586
   Other                                                      29         2,347                              2,376
                                                       ---------     ---------                          ---------
                                                          50,102        53,860                            103,962
                                                       ---------     ---------                          ---------

Expenses
   Direct operating                                        8,867         8,366           1,575  (e)        18,308
                                                                                          (500) (f)
   Exploration                                               416           285                                701
   General and administrative                              5,974         7,731          (4,705) (f)         7,425
                                                                                        (1,575) (e)
   Interest and other                                      5,476        14,505          (1,049) (g)        18,932
   Depletion, depreciation and amortization               32,591        30,333          (7,054) (h)        55,870
   Restructuring expenses                                   -              828                                828
                                                       ---------     ---------                          ---------
                                                          53,324        62,048                            102,064
                                                       ---------     ---------                          ---------

Income (loss) before taxes and dividends on
   preferred stock of subsidiary                          (3,222)       (8,188)                             1,898
Provision for (benefit from) income taxes                 (1,128)         (215)          2,007  (i)           664
Dividends on preferred stock of subsidiary                  -             -              1,518  (j)         1,518
                                                       ---------     ---------                          ---------

Net loss                                                  (2,094)       (7,973)                              (284)

Dividends on preferred stock                                -            4,554          (2,654) (j)         1,900
                                                       ---------     ---------                          ---------

Net loss applicable to common stock                    $  (2,094)    $ (12,527)                         $  (2,184)
                                                       =========     =========                          =========

Net loss per share                                     $    (.15)                                       $    (.11)
                                                       =========                                        =========

Weighted average shares outstanding                       14,000                                           20,000
                                                       =========                                        =========




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


                        UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                                     For the Three Months Ended March 31, 1996
                                     (In thousands, except per share data)

                                                                       GOG           Pro Forma          Unaudited
                                                      Historical    Historical      Adjustments         Pro Forma
                                                      ----------    ----------      -----------         ---------
Revenues
   Oil and gas sales                                   $  10,634     $  12,154      $                   $  22,788
   Other                                                      20           313                                333
                                                       ---------     ---------                          ---------
                                                          10,654        12,467                             23,121
                                                       ---------     ---------                          ---------

Expenses
   Direct operating                                        1,955         2,030             394  (e)         4,254
                                                                                          (125) (f)
   Exploration                                                68            59                                127
   General and administrative                              1,543         1,678            (964) (f)         1,863
                                                                                          (394) (e)
   Interest and other                                      1,247         3,408            (166) (g)         4,489
   Depletion, depreciation and amortization                6,967         6,677          (1,123) (h)        12,521
                                                       ---------     ---------                          ---------
                                                          11,780        13,852                             23,254
                                                       ---------     ---------                          ---------

Loss before taxes and dividends on
   preferred stock of subsidiary                          (1,126)       (1,385)                              (133)
Benefit from income taxes                                   (394)         (470)            817  (i)           (47)
Dividends on preferred stock of subsidiary                  -             -                380  (j)           380
                                                       ---------     ---------                          ---------

Net loss                                                    (732)         (915)                              (466)

Dividends on preferred stock                                -            1,139            (664) (j)           475
                                                       ---------     ---------                          ---------

Net loss applicable to common stock                    $    (732)    $  (2,054)                         $    (941)
                                                       =========     =========                          =========

Net loss per share                                     $    (.05)                                       $    (.05)
                                                       =========                                        =========

Weighted average shares outstanding                       14,000                                           20,000
                                                       =========                                        =========

     The  preceding  unaudited  pro  forma  condensed   consolidated   financial
statements reflect the adjustments described below:

Balance Sheet

     (a) To reflect the acquisition of GOG, including the issuance of 6,000,000 shares of Common Stock, 3,000,000 Warrants, a warrant to be issued to the prior chief executive of GOG exercisable for 500,000 shares of Common Stock (the "Executive Warrant") and 1,066,667 shares of Preferred Stock (reflecting the estimated exchange of two-thirds of the GOG Preferred Stock pursuant to the Exchange Offer) at estimated fair value including transaction costs. The estimated fair value of the common stock issued was based on an assumed trading price of $8 per share of Common Stock. The trading price was estimated based on various factors, including the trading price of GOG's Common Stock and trading multiples of comparable public companies. The fair value of the Warrants and the Executive Warrant were estimated to be $1.75 and $2.50 per warrant, respectively, based primarily on a range calculated using the Black-Scholes options model. The Preferred Stock was valued at $26,667,000 reflecting the exchange of two-thirds of the GOG Preferred Stock at the liquidation preference of the newly issued shares. The GOG Preferred Stock was valued at $13,333,000 which was estimated based on the trading price of GOG's Preferred Stock. For each additional 10% of GOG Preferred Stock exchanged, pro forma preferred stock of subsidiary would


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decrease $4,000,000, preferred stock, $.01 par would increase $1,600 and capital in excess of par value would increase $3,998,400. No trading market or market price existed for the Common Stock, Warrants, Executive Warrant, or Preferred Stock prior to the Merger.

     On a pro forma basis, the Company is expected to have the following equity instruments outstanding upon consummation of the Merger and the Exchange Offer (other than shares owned by the Company or GOG):

                                                            Shares/Warrants
                                                              Outstanding
                                                            ---------------
          Common Stock                                         20,000,000
          Preferred Stock                                       1,066,667
          Warrants                                              3,000,000
          Executive Warrant                                       500,000

     In  addition,   GOG  will  have  outstanding  1,012,000  Depository  Shares representing interests in GOG Preferred Stock.

     (b) To reflect the repayment of the payable to parent through borrowings under the Company's credit facility.

     (c) To reflect the refinancing of GOG's current maturities of debt to long-term debt through borrowings under the Company's credit facility.

     (d) To reclassify the Company's investment by parent to capital in excess of par value to reflect the Company's new capital structure.

Statement of Operations

     (e) To conform the financial statement presentation by GOG of various overhead charges and recoveries to a basis consistent with that of the Company.

     (f) To reflect the reduction in direct operating and general and administrative expenses that result from the elimination of redundant personnel, lease space and other corporate services. Under the Merger Agreement, the Company and SOCO have entered into a Corporate Services Agreement under which SOCO will provide certain services to the Company so that it will not need to have these tasks performed by the Company's employees. Administrative efficiencies from combining headquarters and field operations and eliminating duplicate executive, professional and administrative personnel are expected to total approximately $4.7 million per year. Based upon a detailed analysis of the expenses and personnel that will be required to provide such services following the GOG Merger, management has estimated that future annual recurring general and administrative expenses will approximate $5.0 million per year, net of reimbursements.

     (g) To adjust interest expense to reflect the refinancing or payment of (i) $33.3 million (or 33.3%) of GOG's 11.75% Senior subordinated Notes, (ii) GOG's bank borrowings under the terms of the Company's credit facility, (iii) the payable to parent and (iv) transaction costs. The interest expense reflects the Eurodollar Margin set forth in the credit facilities, which margin was applied to the current Eurodollar Rate resulting in an average borrowing rate of approximately 6.75%. Under the terms of GOG's Senior Subordinated Notes, GOG is obligated to purchase any notes put to GOG at a price of 101% of the principal amount thereof upon certain asset sales or dispositions. For each $10,000,000 change in the amount of Notes refinanced, pro forma interest expense, net income and earnings per share would change by $475,000, $308,000 and $0.02 per share for the year ended December 31, 1995 and $119,000, $77,000 and zero per share for the three months ended March 31, 1996. The net decrease in interest expense is attributable to the lower interest rate relating to the bank borrowings used to refinance GOG's Senior Subordinated Notes, as described above, offset somewhat by the increased debt level.

     (h) To adjust depletion, depreciation and amortization of oil and gas properties based on the purchase price allocated to GOG oil and gas properties and the use of a combined depletion, depreciation and amortization rate. The combined rate utilized for 1995 was $5.73 per BOE reflecting a rate of $5.65 per BOE for the first nine months (based on reserve quantities as of December 31, 1994) and $6.02 per BOE for the last three months (based on reserve quantities as of December 31, 1995). The rate utilized for the three months ended March 31, 1996 was $6.32 per BOE based on reserve quantities as of December 31, 1995.

     (i) To record the estimated provision for income taxes to reflect the anticipated effective income tax rate of the combined entity after the Merger.

     (j) To reduce dividends paid on GOG Preferred Stock (reflecting the estimated exchange of two-thirds of the GOG Preferred Stock pursuant to the Exchange Offer) and reclassify dividends paid on the remaining outstanding shares of GOG Preferred Stock. For each additional 10% of GOG Preferred Stock exchanged, pro forma dividends on preferred stock of subsidiary would decrease and net income would increase $455,000 and $114,000, dividends on preferred stock would increase $285,000 and $71,000 and net income per share would increase $.01 and zero for the year ended December 31, 1995 and the three months ended March 31, 1996, respectively.




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